Exhibit 10.3

STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT (the “Agreement”) is entered into as of December 21, 2007 (“Effective Date”), by and between (a) BASIN WATER RESOURCES, INC., a Delaware corporation (together with any assignee thereof, the “Purchaser”), and (b) EMPIRE WATER CORPORATION, a Nevada corporation (the “Company”), and Mr. Alfred Nutt, an individual (“Nutt” or “Stockholder”, and together with the Company, the “Seller”). Purchaser and Seller are sometimes referred to herein individually as a “party” or together as the “parties.”

RECITALS

     A.      Pursuant to the terms of the West Riverside Purchase Agreement (defined below), Purchaser has the right to purchase, from the Seller Parties (defined below), certain assets relating to a business that, among other things, appropriates, stores, supplies, distributes and sells water to certain customers in the Riverside and San Bernardino area of Southern California.

     B.      Purchaser now desires to assign all of its right, title and interest in and to the West Riverside Purchase Agreement to the Company, and the Company desires to acquire such right, title and interest, in consideration of the issuance by the Company, of shares of its equity capital, as described herein.

     C.      As set forth herein, Purchaser desires to purchase from the Company, and the Company desires to sell to Purchaser, at two closings, up to an aggregate of Twelve Million (12,000,000) shares of the Company’s USD $0.00001 par value Common Stock.

     NOW, THEREFORE, in consideration of the mutual covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto covenant and agree as follows:

     1.      Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

          1.1.      “Assets” shall include, without limitation, the following items owned by the Company: (i) all tangible personal property used as part of the operations of the business, fixtures, furniture, files, office materials and supplies, books and records (accounting and otherwise), products, and customer lists; (ii) all real property, whether owned in fee simple or otherwise, and all easements and other interests of every kind and description related to the real property, including any buildings, fixtures, development rights, air rights, water, water rights and improvements on such real property (including prepaid rent); (iii) all Contracts or other agreements; (iv) all intellectual property assets; (v) the proceeds of all insurance policies and rights related to the prepayment thereof; (vi) all licenses, permits, and other authorizations; (vi) all cash, funds in bank accounts, accounts receivable; and (viii) all other assets, tangible and intangible, owned, possessed, or used by the Company or with respect to the Company’s business.

          1.2.      “Assignment Agreement” means that certain Assignment and Amendment Agreement, by and among Purchaser, the Company, and the West Riverside Sellers, in respect of the West Riverside Purchase Agreement.

          1.3.      “Basin” means Basin Water, Inc., a Delaware corporation.

          1.4.      “Best Efforts” means the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.

          1.5.      “Breach” means a breach of a representation, warranty, covenant, obligation, condition, or other provision of this Agreement or any instrument delivered pursuant to this Agreement and will be deemed to have occurred if there is or has been any inaccuracy in or breach of, or any failure to perform or comply with, such representation, warranty, covenant, obligation, condition, or other provision.

          1.6.      “Capitalization Table” means the capitalization table of the Company attached hereto as Schedule A, setting forth, as of the First Closing, all issued and outstanding stock, options, warrants, calls, puts, contracts, subscriptions, rights of first refusal, rights of first offer, convertible securities, commitments, undertakings, and other securities or rights, of any form, that vest, or may vest, directly or indirectly, any right, title, or interest in or to the Company in any Person, together with (a) a list of the names of each beneficial owner of the foregoing, (b) the share certificate owned, and (c) the issue date, for any such shares, rights, and securities.

          1.7.      “Certified” means a list or statement delivered to the Purchaser certified by the Company to be true and correct in all respects.

          1.8.      “Closing” means the First Closing or the Second Closing, as applicable from the context.

          1.9.      “Closing Date” means the date of the First Closing and/or Second Closing, as determined from the context.

          1.10.     “Code” means the Internal Revenue Code of 1986, as amended, or any successor law, and the rules and regulations issued by the IRS pursuant to the Code or any successor law.

          1.11.     “Common Stock” means the $0.00001 par value common stock of the Company.

          1.12.     “Consent” means any approval, consent, ratification, waiver or other authorization, and any other necessary Governmental Authorization.

          1.13.     “Contemplated Transactions” means all of the transactions contemplated by this Agreement, including, without limitation, the sale of the Common Stock to Purchaser pursuant to this Agreement and the performance by the parties of their respective covenants and obligations under this Agreement.

          1.14.      “Contract” means any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

          1.15.      “Dollars” means U.S. dollars, the currency of the United States of America.

          1.16.      “Employee Benefit Plan(s)” means any “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, practice, or arrangement providing compensation or other benefits to any current or former employee of the Company or any beneficiary or dependent thereof that is or was maintained by the Company.

          1.17.      “Encumbrance” means any liability, charge, claim, community property interest, condition, equitable interest, lien, mortgage, deed of trust, option, pledge, security interest, right of first refusal, right of first offer, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

          1.18.      “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

          1.19.     “Exchange Act” means the Securities Exchange Act of 1934, as amended, or any successor law, and the rules and regulations issued pursuant to that act or any successor law.

          1.20.      “First Closing” means the initial Closing under this Agreement as further described in Section 2.1 below.

          1.21.      “First Closing Date” means the actual date when the First Closing will take place, which as of the Effective Date is intended to occur not later than December 31, 2007.

          1.22.      “First Closing Share Price” means the amount of at least One Dollar Twenty Five Cents (USD$1.25) per share of Common Stock.

          1.23.      “First Closing Shares” Six Million (6,000,000) shares of Common Stock that the Company will issue to Purchaser at the First Closing.

          1.24.      “First Financing” means the actual receipt (and not merely a commitment, covenant, or other contractual obligation to invest) by the Company of an investment in the amount of at least Four Million Dollars (USD$4,000,000) in exchange for no more than 3,200,000 shares of the Company’s Common Stock sold at the First Closing Share Price.

          1.25.      “GAAP” means generally accepted accounting principles, applied on a consistent basis.

          1.26.      “Governmental Authorization” means any approval, Consent, license, permit, waiver, or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.

          1.27.      “Governmental Body” means: (i) any nation, state, county, city, town, village, district, or other jurisdiction of any nature; (ii) any federal, state, county, local, municipal, foreign, or other government; (iii) any governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, or entity and any court or other tribunal); (iv) any multi-national organization or body; or (v) any body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.

          1.28.      “IHWCC” means Indian Hills Water Conservation Corporation, a California corporation.

          1.29.      “IRS” means the United States Internal Revenue Service, or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

          1.30.      “Jack Shares” means Twenty-Two Million Five Hundred Thousand (22,500,000) shares of Common Stock, representing Mr. James Michael Jack’s (“Jack”) entire ownership interest in the Company, that will be forfeited and returned to the Company by Jack at the First Closing.

          1.31.      “Knowledge” means with respect to an individual, if such individual is actually aware of such fact or other matter, or if such individual should reasonably know of such fact or other matter in the ordinary performance of such individual’s duties.

          1.32.      “Legal Requirement(s)” means any law, constitution, ordinance, administrative order, principle of common law, regulation, statute, or treaty, whether federal, state, local, municipal, foreign, or international in origin.

          1.33.      “Liabilities” means, as to any Person or entity, all debts, adverse claims, liabilities, and obligations, direct, indirect, absolute, contingent, or otherwise, of such Person or entity, whether accrued, vested, or otherwise, whether in contract, tort, strict liability, or otherwise and whether or not actually reflected, or required by a Governmental Body to be reflected, in such Person’s or entity’s balance sheets or other books and records, including, without limitation: (i) obligations arising under any law, rule, regulation, or Order of any Governmental Body or imposed by any court or any arbitrator of any kind; (ii) obligations arising in connection with goods or services sold or provided by such Person including those provided under Contracts or other agreements (whether written or oral), leases, commitments, or undertakings of such Person; (iii) all indebtedness or liability of such Person or entity for borrowed money, or for the purchase price of property or services (including trade agreement obligations); (iv) all obligations of such Person or entity as lessee under any leases; (v) liabilities of such Person or entity in respect of plans covered by Title IV of ERISA or otherwise arising in respect of Employee Benefit Plans; (vi) reimbursement obligations of such Person or entity in respect of letters of credit; (vii) all obligations of such Person or entity arising under acceptance facilities; (viii) all liabilities of other Persons or entities directly or indirectly guaranteed, endorsed (other than for collection or deposit in the ordinary course of business), or discounted with recourse by such Person or entity or with respect to which the Person or entity in question is otherwise directly or indirectly liable; (ix) all obligations secured by any Encumbrances on the property of such Person or entity, whether or not obligations have been assumed; (x) all other items which have been or in accordance with the federal income tax method of accounting or GAAP would be included in determining total liabilities on the liability side of the balance sheet of such Person or entity; and (xi) any and all other obligations of such Person or entity.

          1.34.      “Nutt Shares” means the Twenty-Two Million Five Hundred Thousand (22,500,000) shares of Common Stock, representing Nutt’s entire ownership interest in the Company, that will be forfeited and returned to the Company by Nutt at the First Closing.

          1.35.      “Order” means any award, decision, directive, injunction, judgment, order, request, ruling, subpoena, or verdict entered, issued, made, or rendered by any court, administrative agency, or other Governmental Body, or by any arbitrator against a Person.

          1.36.      “Ordinary Course of Business” means with respect to a Person, an action that is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person.

          1.37.      “Person” means any individual, trustee, corporation (including any nonprofit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Body.

          1.38.      “Preferred Stock” means the Company’s Preferred Stock, USD$0.00001 par value.

          1.39.      “Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

          1.40.      “Release Agreements” means those certain Release and Forfeiture Agreements set forth on Schedule B of this Agreement, to be entered into by and between Jack and the Company, and Nutt and the Company, copies of which will be delivered to Purchaser at the First Closing.

          1.41.      “Related Person” means, with respect to a particular individual (i) each other member of such individual’s family, (ii) any Person that is directly or indirectly controlled by such individual or one or more members of such individual’s family, or (iii) any Person with respect to which such individual or one or more members of such individual’s family serves as a director, officer, partner, executor, or trustee (or in a similar capacity). For purposes of this definition, the “family” of an individual includes the individual and the individual’s spouse and children. “Related Person” means, with respect to a specified Person other than an individual (a) any Person that directly or indirectly controls, is directly or indirectly controlled by, or is directly or indirectly under common control with such specified Person, (b) each Person that serves as a director, officer, partner, executor, or trustee of such specified Person (or in a similar capacity), and (c) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

          1.42.      “Representative” means with respect to a particular Person, any director, officer, employee, agent, consultant, advisor, or other representative of such Person, including legal counsel, accountants, and financial advisors.

          1.43.      “Schedules” means the schedules attached hereto and incorporated herein by this reference.

          1.44.      “SEC” means the United States Securities and Exchange Commission, or any successor agency.

          1.45.      “Second Closing” means the second Closing that may occur under this Agreement as further described in Section 2.2 below.

          1.46.      “Second Closing Date” means the date on which the closing of the Second Financing occurs, but not later than June 30, 2008.

          1.47.      “Second Closing Share Price” means the amount of at least Two Dollars (USD$2.00) per share of Common Stock or a price that the Company otherwise accepts.

          1.48.      “Second Closing Shares” means Six Million (6,000,000) shares of Common Stock that the Company will issue to Purchaser at the Second Closing.

          1.49.      “Second Financing” means the actual receipt (and not merely a commitment, covenant, or other contractual obligation to invest) by the Company of an investment in the amount of at least Ten Million Dollars (USD$10,000,000) in exchange for no more than Five Million (5,000,000) shares of the Company’s Common Stock sold at the Second Closing Share Price.

          1.50.      “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          1.51.      “Shares” means the First Closing Shares and the Second Closing Shares.

          1.52.      “Taxes” means taxes of any kind, accrued or accruing, including any and all federal, state, or local taxes, charges, fees, levies, or other assessments of any nature whatsoever (including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, income, property, or other taxes, customs, duties, fees, assessments, or charges of any kind whatsoever) together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority upon the entity to which reference is being made or any affiliate thereof or upon any consolidated, combined or unitary group of which any such Person is or was a member, and any and all protest expenses (of any nature whatsoever) incurred in connection therewith.

          1.53.      “Tax Return” means any return (including any information return), report, statement, schedule, notice, form, or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection, or payment of any Tax or in connection with the administration, implementation, or enforcement of or compliance with any Legal Requirement relating to any Tax.

          1.54.      “Threatened” means any demand or statement made (orally or in writing) or any notice given (orally or in writing), or if any other event that has occurred or any other circumstances exist, that would lead a prudent Person to conclude that a claim, Proceeding, dispute, or other matter may be asserted, commenced, taken, or otherwise pursued in the future.

          1.55.      “350IWC” means West Riverside 350 Inch Water Company, a California corporation.

          1.56.      “Water Treatment Unit Purchase Agreement” means that certain Agreement for the Purchase and Operation of Water Treatment Unit and Operation of Water Distribution System, to be executed and delivered at the First Closing, by and between the Company and Basin, regarding the sale of water treatment equipment for the real property to be acquired under the West Riverside Purchase Agreement.

          1.57.      “West Riverside Sellers” means the following parties, collectively: IHWCC, WRCC, 350IWC, Henry C. Cox II, an individual, and John L. West, an individual.

          1.58.      “West Riverside Purchase Agreement” means that certain Stock and Asset Purchase Agreement, dated May 10, 2007, by and between Purchaser and the West Riverside Sellers, as amended.

          1.59.      “WRCC” means West Riverside Canal Company, a California corporation.

     2.      Purchase and Sale.

          2.1.      First Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the First Closing:

               2.1.1.      Purchaser Consideration. Purchaser shall:

                    2.1.1.1      Sell, convey, transfer, and assign all of Purchaser’s right, title, and interest in and to, and delegate all of Purchaser’s liabilities and obligations under, the West Riverside Purchase Agreement to the Company pursuant to the terms and conditions of the Assignment Agreement.

               2.1.2.      Jack Consideration. Jack shall return and forfeit the Jack Shares to the Company; and resign as an officer, director, and employee of the Company pursuant to the terms and conditions of the Release Agreement.

               2.1.3.      Nutt Consideration. Nutt shall return and forfeit the Nutt Shares to the Company pursuant to the terms and conditions of the Release Agreement.

               2.1.4.      Company Consideration. The Company shall:

                         2.1.4.1      Sell, convey, and transfer the First Closing Shares to Purchaser;

                         2.1.4.2      Accept all of Purchaser’s right, title, and interest, and fully assume all of Purchaser’s liabilities and obligations under, the West Riverside Purchase Agreement, pursuant to the terms and conditions of the Assignment Agreement. Without limiting the generality of the foregoing, the Company shall be responsible to pay all amounts owed to the West Riverside Sellers as set forth in the West Riverside Purchase Agreement;

                         2.1.4.3      Consummate the transactions contemplated by the West Riverside Purchase Agreement; and

                         2.1.4.4      Reimburse Purchaser for (a) all costs and expenses owed by Purchaser to third-parties (including, but not limited to, legal, accounting, title, and surveying consultants) incurred in connection with the West Riverside Purchase Agreement, and (b) the One Hundred Thousand Dollar (USD$100,000) deposit paid by Purchaser under the West Riverside Purchase Agreement, the total of the foregoing amounts (a) and (b) not to exceed Two Hundred Thousand Dollars (USD$200,000).

          2.2.      Second Closing. Upon the terms and subject to the conditions set forth in this Agreement, at the Second Closing, the Company shall sell, convey and transfer the Second Closing Shares to Purchaser.

          2.3.      Assignment Agreement Conflicts. To the extent of any conflicts between the provisions of this Agreement and the Assignment Agreement, the provisions of this Agreement shall control.

          2.4.      No Assumed Liabilities. All shares of Common Stock acquired by Purchaser hereunder, including the First Closing Shares and (if issued) the Second Closing Shares, shall be sold and conveyed to Purchaser free and clear of all Encumbrances. Purchaser will not assume or be obligated to pay or discharge any Liabilities of any kind, accrued by the Company, Jack, or Nutt in connection with shares of Common Stock acquired by Purchaser hereunder, the business and operation of the Company prior to the First Closing Date, and/or the Contemplated Transactions.

          2.5.      Closing Location; Procedures. The First Closing and (if it occurs) the Second Closing will take place on the First Closing Date and the Second Closing Date, respectively, at the offices of Purchaser or its counsel, or such other place as the parties may mutually agree upon in writing. Prior to any Closing, the parties shall mutually cooperate in developing certain procedures to be implemented at the Closing to insure the orderly satisfaction of the obligations of the parties hereunder.

     3.      Representations and Warranties.

          3.1.      Seller Representations. The Stockholder makes the following representations and warranties to the Purchaser effective as of the Effective Date and the First Closing Date, and the Company, on behalf of itself, makes the following representations and warrants to Purchaser effective as of the Effective Date, First Closing Date, and (if the Second Closing occurs) the Second Closing Date:

               3.1.1.      Stock Ownership. Jack is the sole owner of the Jack Shares, and Nutt is the sole owner of the Nutt Shares, and all such shares are free and clear of all Liabilities and Encumbrances. The First Closing Shares and (if issued) the Second Closing Shares will be free and clear of all Liabilities and Encumbrances. Nutt and the Company each has full power, capacity, and authority to enter into and perform this Agreement, and for Nutt, to transfer the Nutt Shares, respectively, to the Company, and for the Company, to transfer the First Closing Shares and (if issued) the Second Closing Shares to Purchaser, pursuant to the terms and conditions of this Agreement.

               3.1.2.      Authorization. The execution and delivery of this Agreement, and the consummation of the Contemplated Transactions hereby, have been duly authorized by the Stockholder and the Company, and no other proceedings on the part of the Stockholder or the Company are necessary to authorize this Agreement, its execution and delivery, or the consummation of the Contemplated Transactions. This Agreement constitutes the valid and binding agreement of the Stockholder and the Company enforceable in accordance with its terms.

               3.1.3.      No Conflict. The execution, delivery, and performance by the Stockholder and the Company of this Agreement, and the consummation of the Contemplated Transactions, do not and will not conflict with or result in a violation of or a default under (with or without the giving of notice or the lapse of time or both) (i) any law applicable to the Stockholder or the Company; (ii) the Articles of Incorporation, bylaws, and other organizational documents of the Company; (iii) any provision which would grant any third party the right to terminate or result in the acceleration of any obligation under any Governmental Authorization, Consent, or Contract to which the Stockholder, the Company, or any of the Common Stock or Preferred Stock may be bound or affected.

               3.1.4.      No Consent or Governmental Authorization. No Consent or Governmental Authorization is necessary or required on the part of the Stockholder or the Company in connection with the consummation the Contemplated Transactions.

               3.1.5.      Organization. The Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and has the corporate power to carry on its business as it is now being conducted. The Company is not, and is not required to be, qualified as a foreign corporation to do business in any other jurisdiction, and the failure to be so qualified will not have a material adverse effect on the Company’s business, assets, results of operations, or financial condition.

               3.1.6.      Subsidiaries, Affiliates, and Relationships. There are no other Persons in which the Company has a direct or indirect ownership interest. Neither the Company nor any of the officers, directors, Stockholder, affiliates, or employees of the Company (i) owns one percent (1%) or more in any person, firm, corporation, or other entity which has any business relationship (as lessor, supplier, customer, or otherwise) with the Company or its business; (ii) owns, or has any interest in, any right, property, or asset which is utilized or required by the Company in connection with owning or operating its business; or (iii) has any other business relationship (as lessor, supplier, customer, or otherwise) with the Company. There are no receivables or loans owing to or from the Company by or to any officer, stockholder, employee, or other Person affiliated with the Company.

               3.1.7.      Officers and Directors. Nutt is the only officer and director of the Company immediately prior to the First Closing. Jack shall tender his resignation to the Company effective on or before the First Closing Date pursuant to the terms and conditions of the Release Agreement.

               3.1.8.      Articles of Incorporation and Bylaws. True and correct copies of the Articles of Incorporation of the Company, including all amendments thereto, and the bylaws of the Company in effect on the date hereof have been delivered to Purchaser.

               3.1.9.      Capitalization of the Company. The total authorized capital stock of the Company consists of (a) One Hundred Million (100,000,000) shares of Common Stock, of which Eighteen Million Five Hundred Ninety Three Thousand Three Hundred (18,593,300) shares of Common Stock are issued and outstanding immediately following the First Closing, and (b) One Hundred Million (100,000,000) shares of Preferred Stock, of which no shares are issued and outstanding. The Capitalization Table is true and correct in each and every respect. When issued, (x) the First Closing Shares will represent at least Thirty Two and Three-Tenths percent (32.3%), and (y), the Second Closing Shares, when aggregated with the First Closing Shares, will represent at least Thirty Six and Eight-Tenths percent (36.8%) of the total issued and outstanding capital stock of the Company, on a fully-diluted basis, immediately following the Company’s receipt of the Second Financing. Following the Effective Date and continuing until the Second Closing Date, the Company will reserve the Second Closing Shares for issuance to Purchaser at the Second Closing. All of the issued and outstanding shares of Common Stock of the Company (including the Shares) are duly authorized, validly issued, fully paid, non-assessable and free of Encumbrances. All of the issued and outstanding shares of Common Stock have been issued in compliance with all applicable laws of the Company’s state of incorporation and, to the extent applicable, the regulations of the Securities and Exchange Commission. The Company has not at any time issued any shares of Common Stock or Preferred Stock in violation of preemptive rights of a stockholder of the Company.

               3.1.10.      SEC Documents; Financial Statements. The Company has filed in a timely manner all documents that the Company was required to file with the SEC under Sections 13, 14(a) and 15(d) of the Exchange Act, during the twenty-four (24) months preceding the date of this Agreement. As of their respective filing dates, all documents filed by the Company with the SEC (the “SEC Documents”) complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable. None of the SEC Documents as of their respective dates contained any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. The financial statements of the Company included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto.

               3.1.11.      No Investment Company. The Company is not, and immediately following the First Closing and the Second Closing, the Company will not be, an “investment company” or an entity “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

               3.1.12.      No Directed Selling Efforts or General Solicitation. Neither the Company nor any person or entity acting on its behalf has conducted any general solicitation or general advertising (as those terms are used in Regulation D promulgated under the Securities Act) in connection with the offer or sale of any shares of Common Stock.

               3.1.13.      No Integrated Offering. Neither the Company nor any person or entity acting on its behalf has, directly or indirectly, made any offers or sales of any Company security or solicited any offers to buy any security, under circumstances that would adversely affect reliance by the Company on Section 4(2) for the exemption from registration for the transactions contemplated hereby or would require registration of the First Closing Shares or the Second Closing Shares under the Securities Act.

               3.1.14.      Private Placement. The offer and sale of the First Closing Shares, and if applicable, the Second Closing Shares, to Purchaser as contemplated hereby is exempt from the registration requirements of the Securities Act.

               3.1.15.      Accurate Solicitation Materials. Each and every representation, warranty, statement, and other information made or provided by, or on behalf of, the Company in connection with the offering of securities (including, without limitation, the Common Stock) of the Company, including, without limitation, all representations, warranties, statements, and other information made with respect to (a) the rights of Purchaser hereunder and under the Assignment Agreement, (c) the rights of Basin under the Water Treatment Unit Purchase Agreement, (c) the rights of the West Riverside Sellers under the West Riverside Purchase Agreement, (d) the obligations of the Company under the West Riverside Purchase Agreement, and (e) potential deficiencies with respect to the West Riverside Property (defined in Section 3.1.32 below), will be true, correct, and complete in all material respects.

               3.1.16.      No Assets, Contracts, Bank Accounts. The Company does not own, lease, license, or otherwise possess or use any Assets, including any real or personal property. The Company is not a party to, or obligated under, any Contracts, whether verbal or written, including, but not limited to, any insurance contracts or leases. The Company has closed all of its accounts with all banks, credit unions, and other financial institutions.

               3.1.17.      No Liabilities, Encumbrances, Employees, Employee Plans. The Company has not incurred, and is not subject to any Liabilities, whether or not any such Liabilities are required to be disclosed on the financial statements of the Company, including, but not limited to, Liabilities arising from any Taxes or which are or may be covered by any insurance policies or indemnity agreements. Neither the Company, nor any of its Assets, are subject to any Encumbrance. The Company does not employ, and has never employed, any employees. The Company does not have, and has never had, any Employee Benefit Plans.

               3.1.18.      No Operations. The Company does not have, and has never had, any on-going operations. The Company has never imported or exported goods or services into or out of the United States or any other country.

               3.1.19.      Financial Statements. Attached hereto as Schedule C are true and complete copies of the Company’s most-recent audited financial statements, consisting of the balance sheet and related statements of income, retained earnings, and cash flows for the year then ended (the “Financial Statements”). The Financials Statements have been audited by the independent certified public accounting firm of Malone & Bailey, PC, and have been prepared in accordance with GAAP. The Financial Statements (including any related notes) present fairly the financial position of the Company as of the respective dates and the consolidated results of operations (and on an annual basis the related cash flows) as of such dates for the periods therein set forth. Since the date of the Financial Statements, there have not been any changes in the assets, liabilities, financial condition, business prospects, or operations of the Company from that reflected in the Financial Statements except changes in the ordinary course of business which have not been, either individually or in the aggregate, materially adverse.

               3.1.20.      Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

               3.1.21.      Sarbanes-Oxley Act. The Company is in compliance with any and all applicable requirements of the Sarbanes-Oxley Act of 2002, as amended, applicable to the Company, and any and all applicable rules and regulations promulgated by the SEC thereunder that are applicable to the Company.

               3.1.22.      Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Company’s capital stock, or (ii) sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Company’s capital stock.

               3.1.23.      Taxes.

                    3.1.23.1      The Company has timely filed or will timely file all returns related to any Taxes which are required to be filed or relate to periods ending on or before the First Closing Date, and the Company has paid or will pay all Taxes with respect to tax periods ending on or prior to the First Closing Date or pursuant to any assessment which has or thereafter becomes payable. All such Tax returns were correct and complete in all respects and have been prepared in substantial compliance with all applicable laws and regulations. No agreements, waivers, or other arrangements with any governmental agency providing for an extension of the time for filing any returns or the assessment of any Tax or deficiency is presently in effect or contemplated, and no power of attorney with respect to any Taxes is currently on file with the Internal Revenue Service or any other Governmental Body. There are no actions, suits, proceedings, or investigations or claims now pending or threatened against the Company in respect of any Tax or assessment, and the Stockholder and the Company are not aware of any basis for any such assertion of which the Company is or reasonably should be aware, nor are there any matters under discussion between the Company and any Governmental Body relating to any Taxes asserted by any such authority against such company.

                    3.1.23.2      The Company has withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other Person.

                    3.1.23.3      The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the First Closing Date as a result of any: (a) change in method of accounting for a taxable period ending on or prior to the First Closing Date; (b) “closing agreement” as described in Code Section 7121 (or any corresponding or similar provision of state, local, or foreign income Tax law) executed on or prior to the First Closing Date; (c) installment sale or open transaction disposition made on or prior to the First Closing Date; or (d) prepaid amount received on or prior to the First Closing Date.

                    3.1.23.4      The Company has not elected to be treated as a subchapter S corporation pursuant to Section 1362(a) of the Internal Revenue Code. No election is pending with the IRS or other Governmental Entity that would change the U.S. federal and state income Tax classification of the Company.

               3.1.24.      No Undisclosed Liabilities. The Company has no Liabilities or Encumbrances (and, to the knowledge of the Stockholder, there is no reasonable basis for the assertion of any Liabilities or Encumbrances) of any nature whether known or unknown, absolute, accrued, contingent, or otherwise and whether due or to become due, which is not shown on the latest Financial Statements. None of the employees of the Company is now, or will by the passage of time hereinafter become entitled to receive any, retirement benefits (including pension, health, and life insurance) or severance or seniority pay, attributable to services rendered prior to the date of the Financial Statements, the Liabilities for which has not been accurately recorded in the Financial Statements without regard to materiality or prior practice.

               3.1.25.      Claims. There is (i) no suit, actions, or claim; (ii) to the Stockholder’s or the Company’s knowledge, no investigation or inquiry by any administrative agency or Governmental Body; and (iii) no legal, administrative, or arbitration proceeding pending or threatened in writing or, to the knowledge of Stockholder or the Company, otherwise threatened, against the Company or any of its Assets or to which the Company is a party. There is no outstanding order, writ, injunction, or decree of any court, administrative agency, or Governmental Body or arbitration tribunal, issued in a proceeding to which the Company was a party or of which the Company otherwise has knowledge, against the Company or any of the Common Stock, Preferred Stock or Assets of the Company.

               3.1.26.      Minute Book and Stock Ledger. The minute books of the Company contain correct and complete minutes of all annual and special meetings of the Board of Directors and stockholders of the Company, and any consents in lieu thereof, and the signatures therein are the true signatures of the persons purporting to have signed them. The stock ledgers of the Company are true, accurate, and complete. True and complete copies of all such documents have been furnished to Purchaser, and there are no amendments or modifications thereto.

               3.1.27.      Compliance With Laws. The Company has complied in all material respects with all Legal Requirements applicable to the Company and to the operation of Company’s business and has received no written notice of any alleged violation of any Legal Requirement.

               3.1.28.      Questionable Payments. Neither the Company nor, to the knowledge of the Company, any of its current or former stockholders, directors, officers, employees, agents, or other persons acting on behalf of the Company, has on behalf of the Company or in connection with its business: (a) used any corporate funds for unlawful contributions, gifts, entertainment. or other unlawful expenses relating to political activity; (b) made any direct or indirect unlawful payments to any governmental officials or employees from corporate funds; (c) established or maintained any unlawful or unrecorded fund of corporate monies or other assets; (d) made any false or fictitious entries on the books and records of the Company; or (e) made any unlawful bribe, rebate, payoff, influence payment, kickback, or other unlawful payment of any nature.

               3.1.29.      No Brokers. Neither the Stockholder nor the Company has directly or indirectly dealt with anyone acting on their behalf in the capacity of a finder or broker (or investment advisor) and has not incurred, and shall not incur, any obligation for any finder’s, broker’s, or investment advisor’s fee or commission in connection with the transactions contemplated by this Agreement, except for the fees payable to Canaccord Adams Inc. upon completion of each of the transactions contemplated by this Agreement.

               3.1.30.      Underlying Documents; Accuracy of Information. Copies of all of the documents, agreements, contracts, tax, and governmental filings, and other similar items related to the Company and described in this Agreement and each schedule and exhibit delivered pursuant to this Agreement, have been delivered by the Stockholder and the Company to Purchaser and are true and complete copies of the original documents, agreements, contracts, tax, and governmental filings, and other similar items represented thereby, and include all amendments, supplements, or modifications thereto. The Financial Statements furnished to Purchaser and all other certificates, affidavits, documents, and instruments furnished by Company, the Stockholder, or any of the directors, officers, or employees of Company as contemplated by this Agreement are true and complete in all material respects. Neither this Agreement, the Financial Statements, nor any such other certificate, affidavit, document, or instrument contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements included herein or therein not misleading.

               3.1.31.      Use of Proceeds. The proceeds of the First Financing shall be used by the Company (a) to pay the West Riverside Sellers as required under the West Riverside

Purchase Agreement, (b) to pay Purchaser as required hereunder, (c) to pay Basin as required under the Water Treatment Unit Purchase Agreement, and (d) for working capital and general corporate purposes.

                         3.1.32.      West Riverside Purchase Agreement; Access to Information.

               (a)      Purchaser has not made, and does not make, and has expressly disclaimed, any and all representations, warranties, and other statements, of every type and nature, about (a) the West Riverside Purchase Agreement, as amended by the Assignment Agreement, and (b) the transactions, assets, liabilities, obligations that may be acquired or incurred thereunder, or any other matter described therein (the items described in the foregoing clauses (a) and (b), collectively, the “West Riverside Property”). The Company is acquiring Purchaser’s right, title, and interest in and to the West Riverside Purchase Agreement in an “AS IS, WHERE IS, WITH ALL FAULTS, LIABILITIES, AND DEFECTS, LATENT OR OTHERWISE, KNOWN OR UNKNOWN,” condition, with no recourse against the Purchaser, for the same. The Company further acknowledges that the AS-IS nature of the transaction has been taken into account in the establishment of the consideration being provided to Purchaser hereunder.

               (b)      The Company has been given a full, complete, and sufficient opportunity to conduct its own investigation and inspection (including, without limitation, being granted access to the documents and materials located in the offices of the West Riverside Sellers and the due diligence accumulated by Purchaser, some of which may be at Basin’s offices) as to all matters, facts, conditions, risks or issues that might influence the Company’s decision to accept and assume the assignment of the West Riverside Purchase Agreement from Purchaser and to acquire the West Riverside Property thereunder. Purchaser has disclosed to the Company that (i) the West Riverside Sellers are unable to deliver clear, unencumbered, enforceable, and insurable title to the West Riverside Property, and cannot represent that all taxes have been paid, (ii) a minority shareholder has raised claims relating to the ownership of WRCC or 350IWC, (iii) portions of the canal comprising part of the West Riverside Property are not currently being operated and may not be made operational without installing pipelines, and (iv) Purchaser has provided the Company with a copy of the judgment commonly known as Western Municipal Water District of Riverside County et al. v. East San Bernardino County Water District, Case No. 784726, filed April 17, 1969, which judgment describes the water rights of the parties in the Riverside Basin, (v) no environmental reviews or title reports have been issued with respect to the West Riverside Property, and Purchaser has not made any representations regarding the ability to perfect title in the West Riverside Property. While Purchaser has made its experts available for questions regarding their due diligence of the West Riverside Property, and has given the Company the opportunity to ask questions of such experts, the Company acknowledges that (i) it has been urged to, and has had the opportunity to make its own thorough inspection, investigation, review, and analysis of the West Riverside Purchase Agreement, as amended by the Assignment Agreement, and the West Riverside Property, employing its own and other experts for such purpose, and (ii) Purchaser has conducted limited due diligence of the West Riverside Property, and makes no warranties regarding the water rights or ownership of the West Riverside Property, and shall have no liability whatsoever with respect to, the accuracy, correctness, completeness, or suitability of any due diligence investigation or inspection of the West Riverside Property. The Company assumes the risk that it may lose the full value of its investment in the West Riverside Property acquired under the West Riverside Purchase

Agreement pursuant to the Assignment Agreement, without recourse from Purchaser and without Purchaser being required to return any consideration that has been granted to Purchaser hereunder and pursuant to the Contemplated Transactions.

                    3.1.33.      U.S. Real Property Holding Corporation. The Company is not now and has never been a "United States real property holding corporation" as defined in Section 897(c)(2) of the Code and Section 1.897 -2(b) of the Regulations promulgated by the Internal Revenue Service, and the Company has filed with the Internal Revenue Service all statements, if any, with its United States income tax returns which are required under Section 1.897 -2(h) of such Regulations.

                    3.1.34.      Legal Counsel. The Company acknowledges that it has been represented by counsel in connection with the preparation and negotiation of this Agreement and the consummation of the transactions contemplated herein, and that the Purchaser’s counsel does not represent the Company or any individual officer, director or shareholder of the Company.

               3.2.      Representations and Warranties of Purchaser. Purchaser represents and warrants to the Company and the Stockholder that:

                    3.2.1.      Organization. Purchaser is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power to carry on its business as it is now being conducted. Purchaser is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the failure to be so qualified would have a material adverse effect on its business, assets, results of operation, or financial condition.

                    3.2.2.      No Conflicts. The execution, delivery, and performance by Purchaser of this Agreement and the consummation of the Contemplated Transactions, do not and will not conflict with or result in a violation or a default under (with or without the giving of notice or the lapse of time or both) (i) any law applicable to Purchaser; (ii) the Certificate of Incorporation, bylaws, or other organizational documents of Purchaser; (iii) any provision which would grant to any third party the right to terminate (or result in the acceleration of) any obligation under, any Governmental Authorization, Consent, or Contract to which Purchaser is a party or by which Purchaser may be bound or affected; or (iv) affect Purchaser’s qualification to carry on its business, except, in the case of clauses (i) and (iii), such violations or defaults which would not have a material adverse effect on the business, properties, financial conditions, or operations of Purchaser.

                    3.2.3.      Corporate Power. Purchaser has the corporate power to enter into this Agreement and to carry out the obligations hereunder. The execution and delivery of this Agreement, and the consummation of the Contemplated Transactions have been duly authorized by the Board of Directors of Purchaser, and no other corporate proceedings on the part of Purchaser are necessary to authorize this Agreement and the consummation of the Contemplated Transactions. No authorization, consent, or approval of, or filing with, any public body or authority is necessary for the consummation of the Contemplated Transaction. This Agreement constitutes a valid and binding agreement of Purchaser enforceable in accordance with its terms.

               3.2.4.      Brokers. Except in respect of that certain Letter Agreement executed by Purchaser and Canaccord Adams, Inc., dated December ____, 2007, Purchaser has not directly or indirectly dealt with anyone acting on its behalf in the capacity of a finder or broker (or investment advisor) and has not incurred, and shall not incur, any obligation for any finder’s, broker’s, or investment advisor’s fee or commission in connection with the transactions contemplated by this Agreement.

               3.2.5.      Investment Experience. Purchaser is aware of the Company’s business affairs and financial condition and has had access to and has acquired sufficient information about the Company to reach an informed and knowledgeable decision to acquire the Shares. Purchaser has such business and financial experience as is required to give it the capacity to protect its own interests in connection with the purchase of the Shares.

               3.2.6.      Investment Intent. Purchaser is acquiring the First Closing Shares and (if issued hereunder) the Second Closing Shares for its own account and not with a view to their distribution within the meaning of Section 2(11) of the Securities Act, and the rules and regulations promulgated thereunder. Purchaser understands that its acquisition of the Shares hereunder has not been registered under the Securities Act or registered or qualified under any state securities law in reliance on specific exemptions therefrom, which exemptions may depend upon, among other things, the bona fide nature of Purchaser’s investment intent as expressed herein.

     4.      Seller Covenants.

          4.1.      Notification. Each of the Company and the Stockholder shall give prompt notice to Purchaser of: (i) any notice or other communication received by the Company or the Stockholder prior to any Closing Date relating to a Breach, default, or an event which, with notice or lapse of time or both would become a Breach or default, under this Agreement or under any other material Contract, other agreement, or instrument to which the Company is a party, by which it or any of its properties or Assets are bound or to which it or any of its properties or Assets are subject; (ii) any event which, with notice or lapse of time or both, would cause any warranty or representation of the Company or the Stockholder under this Agreement to be inaccurate, untrue, incomplete, or misleading in any respect; (iii) any notice or other communication from any third party alleging that the Consent of such third party was, is, or may be required in connection with the Contemplated Transactions; or (iv) any material adverse change in the business, Assets, operations, earnings, prospects, or condition (financial or otherwise) of the Company.

          4.2.      Additional Financial Statements. Prior to and through the Closing Date, the Company shall furnish to Purchaser an unaudited quarterly balance sheet and statements of operations and retained earnings for the Company for the month ending after November 30, 2007.

          4.3.      Conduct of Business; Certain Covenants. Prior to and through the Closing Date, the Company shall not commence business (other than as necessary to comply with the terms and conditions of the transactions contemplated by this Agreement), and will not take any action inconsistent with the representations and warranties of the Company and the Stockholder set forth set forth in this Agreement.

          4.4.      Best Efforts and Cooperation. Prior to the First Closing Date, with the cooperation of Purchaser where appropriate, the Company and the Stockholder shall:

               4.4.1.      timely comply with all filing requirements imposed under any Legal Requirements applicable to the Company with respect to the Contemplated Transactions;

               4.4.2.      not take any action that would cause any representation or warranty contained herein to be inaccurate, untrue, incomplete, or misleading;

               4.4.3.      provide, for Purchaser’s review no less than five (5) days before the due date, all such Tax returns (including returns for short periods) and other documents relating to the period up to and including the First Closing Date, and file, if required, all such Tax returns or other documents, if any, that are required to be filed prior to the First Closing Date; and

               4.4.4.      furnish upon request such further information, and execute and deliver to Purchaser such other documents and to do such other acts and things, all as Purchaser may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions, including but not limited to an acknowledgement by the investors in the First Financing (and the Second Financing, at the time it occurs) that they have reviewed this Stock Purchase Agreement and are familiar with the provisions contained herein, and that they acknowledge the risks of investing in the Company.

          4.5.      Access to Additional Agreements and Information. The Company will (a) afford Purchaser and its representatives full and free access to the personnel, contracts, books and records, and other documents and data of the Company, (b) furnish Purchaser and its representatives with copies of all such contracts, books and records, and other existing documents, and financial, operating, and other data of the Company as Purchaser may reasonably request, and (c) allow Purchaser complete and unrestricted access to all employees, customers, vendors, and other third parties of the Company.

          4.6.      Release. As a material part of the consideration to Purchaser hereunder, the Stockholder and the Company, on behalf of itself and its officers, directors, shareholders, successors, and assigns, hereby fully, forever, and irrevocably waive, release, and discharge Purchaser, and its officers, directors, shareholders, successors, and assigns, from any and all claims, demands, losses, obligations, damages, causes of action, liens, costs, Liabilities and any other liabilities, whether known or unknown, suspected or unsuspected, material or immaterial, of any and every kind or nature whatsoever that arise from or in connection with, or are directly or indirectly related to: (a) the West Riverside Purchase Agreement and the Assignment Agreement, including any breaches or defaults by the West Riverside Sellers of any representations, warranties, covenants, conditions, and agreements thereunder, (b) the West Riverside Property and its use, including, without limitation, all potential shareholder actions, defects, inaccuracies, and inadequacies in the environmental, title, land use, water rights, legal, and other conditions of any of the West Riverside Property, and (c) all statements and information made or provided by Purchaser or the West Riverside Sellers with respect to the West Riverside Purchase Agreement, as amended by the Assignment Agreement and/or the West Riverside Property. Each of the Stockholder and the Company hereby acknowledges that (i) he or it may hereafter discover facts different from or in addition to those known or believed to be true as of the Effective Date, First Closing Date, or (if applicable) the Second Closing Date, regarding the matters set forth in clauses (a), (b), and (c) of this Section (the “Released Matters”), (ii) the Stockholder’s and the Company’s agreement to fully, forever, and irrevocably waive, release, and discharge Purchaser, and each of its officers, directors, shareholders, successors, and assigns, as set forth herein shall remain in full force and effect, notwithstanding the existence or discovery of any such different or additional facts, and (iii) the Stockholder and the Company knowingly and voluntarily waive any and all rights under any applicable federal, state, local, or other laws which do, or would or might in any manner or to any extent, negatively effect the validity or enforceability of all or any part of the releases set forth in this Section 4.6. In furtherance of the foregoing, each of the Stockholder and the Company acknowledges that he or it is familiar with, and hereby waives and relinquishes any rights and benefits which he or it has or may have under, Section 1542 of the California Civil Code, which provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

          4.7.      Reservation of Shares. From and after the Effective Date, and continuing until the Second Closing Date, the Company shall reserve the Second Closing Shares for issuance to Purchaser.

          4.8.      Purchaser Protections. Prior to the Second Closing, in addition to any other vote or consent required by law, the Company shall not, without the prior, written consent of the Purchaser:

               4.8.1.      Issue any of the capital stock of the Company, including, without limitation, the Common Stock of the Company, including any of the Second Closing Shares, or any shares of Preferred Stock;

               4.8.2.      Materially or adversely alter or change the rights, preferences, or privileges of the Common Stock or Preferred Stock;

               4.8.3.      Increase or decrease the authorized number of shares of Common Stock or Preferred Stock;

               4.8.4.      Create (by reclassification or otherwise) any new class or series of capital stock;

               4.8.5.      Undertake a merger, other corporate reorganization, sale of control, or any transaction in which all or a material portion of the assets of the Company are sold;

               4.8.6.      Effect an increase or decrease in the number of authorized directors;

               4.8.7.      Redeem any shares of Common Stock or Preferred Stock;

               4.8.8.      Effect any split, combination, reclassification, reorganization, or recapitalization of the Company’s outstanding capital stock;

               4.8.9.      Amend or waive any provision of the Company’s Articles of Incorporation or bylaws;

               4.8.10.    Pay or declare any dividend on any shares of Common Stock, Preferred Stock or other securities of the Company;

               4.8.11.    Except pursuant to the West Riverside Purchase Agreement, effect an acquisition of another corporation or entity by the Company, including, without limitation, by way of merger, purchase of the outstanding shares or all or substantially all of the assets of such corporation or entity, or the acquisition of a license to all or substantially all of the assets of such corporation or entity;

               4.8.12.    Borrow funds, or incur indebtedness, in the principal amount of greater than USD$25,000 in an individual transaction or USD$50,000 in the aggregate;

               4.8.13.    Hire or engage any employees, consultants, or other service providers, other than Basin or Purchaser;

               4.8.14.    Cause or effect the adoption of a new option plan, employee or management incentive plan, or a similar incentive or equity plan or arrangement; or

               4.8.15.    Register, or cause to be registered, any shares of the Company’s capital stock.

          4.9.      No Transfer of Shares. For a period of one (1) year following the First Closing Date, Purchaser agrees not to assign, sell, or otherwise transfer any of the Shares without the prior written approval of the Company.

     5.      Conditions Precedent to Closings.

          5.1.      Conditions to Obligations of Purchaser. The obligation of Purchaser to consummate the Contemplated Transactions under each of the First Closing and the Second Closing is subject to the fulfillment of each of the following conditions, each for the sole and exclusive benefit of Purchaser, as of the respective Closing Dates, which may be waived in whole or in part only by Purchaser to the extent permitted by applicable law:

               5.1.1.      Financings.

                         (i)      The Company shall have completed the First Financing prior to the First Closing Date.

                         (ii)      The Company shall have completed the Second Financing prior to the Second Closing Date.

               5.1.2.      Due Diligence. The Company shall have delivered to Purchaser all of the agreements, contracts, documents, and other instruments required to be delivered pursuant to the provisions of this Agreement to permit Purchaser to inspect, investigate, and complete its review of the Company’s contracts, books, and records, and other executing documents and data, business and operations, financial data, and compliance with legal requirements (the “Due Diligence”), and based on the Due Diligence, Purchaser shall have determined, in its sole and absolute discretion, to proceed with the consummation of the Contemplated Transactions.

               5.1.3.      Accuracy of Representations and Warranties; Performance of Covenants. As of the Effective Date, First Closing Date, and the Second Closing Date, each of the representations and warranties of the Company and the Stockholder set forth in this Agreement was true, correct, and complete in all material respects, as given. The Company and the Stockholder shall have performed, complied in all respects with, and shall not be in breach, default, or violation of any or all agreements, conditions, or covenants required by this Agreement to be performed by the Company and the Stockholder at or prior to the applicable Closing Date.

               5.1.4.      Litigation. On the First Closing Date and the Second Closing Date, there shall be no effective injunction, writ, or preliminary restraining order or any Order of any kind whatsoever with respect to the Company or the Stockholder issued by a court or Governmental Body of competent jurisdiction restraining or prohibiting the consummation of the Contemplated Transactions or making consummation thereof unduly burdensome to Purchaser. On each Closing Date and immediately prior to consummation of the Contemplated Transactions, no Proceeding shall have been commenced, be pending or have been Threatened by any Governmental Body of competent jurisdiction or any other Person with respect to the Contemplated Transactions.

               5.1.5.      Copies of Resolutions. At the First Closing and the Second Closing, the Company shall have furnished Purchaser with Certified copies of resolutions duly adopted by the Board of Directors of the Company and the Stockholder authorizing the execution, delivery, and performance of the terms of this Agreement and all other necessary or proper corporate action to enable the Company to comply with the terms of this Agreement.

               5.1.6.      Certificates of Good Standing. At the First Closing and the Second Closing, the Company shall have furnished Purchaser with Certified copies of certificates of good standing of the Company from the State of Nevada dated not more than five (5) business days prior to the applicable Closing Date.

               5.1.7.      Opinions of the Company’s and the Stockholder’s Counsel. At the First Closing and the Second Closing, the Company shall have furnished Purchaser with the opinions of the Company’s and Stockholder’s counsel, each dated as of the applicable Closing Date, substantially in the forms attached hereto as Schedule D.

               5.1.8.      Delivery of Officers’ Certificates. The Company and the Stockholder shall have delivered to Purchaser certificates, dated the applicable Closing Date, and signed by the President and Secretary of the Company (with respect to the Company), and by the Stockholder individually, representing and affirming that (i) the representations and warranties made by each of the Company and the Stockholder as set forth in this Agreement were and, as of the applicable Closing Date, are true, correct and complete, and (ii) the conditions set forth in this Section 5.1 have been satisfied. The Company shall also have delivered a certificate signed by the Secretary of the Company with respect to the authority and incumbency of the officers of the Company executing this Agreement and any documents required to be executed or delivered in connection therewith.

               5.1.9.      Delivery of Stock Certificates. At the First Closing, (a) the Stockholder shall have delivered to the Company certificates representing the Nutt Shares, which certificates shall be properly endorsed in blank, and (b) the Company shall have delivered to Purchaser duly-executed certificates for the First Closing Shares. At the Second Closing, the Company shall have delivered to Purchaser duly-executed certificates for the Second Closing Shares.

               5.1.10.      Delivery of Release Agreements. At the First Closing, the Company shall have delivered to Purchaser copies of the Release Agreement for Jack and Nutt, properly executed by Jack, Nutt, and the Company.

               5.1.11.      Assignment Agreement; Water Treatment Agreement. The Company shall have executed and delivered to Purchaser, effective as of the First Closing Date, all other agreements set forth herein, including, without limitation, the Assignment Agreement, and the Company shall have executed and delivered to Basin, the Water Treatment Unit Purchase Agreement.

          5.2.      Conditions to Obligations of the Company and the Stockholder. The obligations of the Company and the Stockholder to consummate the Contemplated Transactions are subject to the fulfillment of each of the following conditions, each for the sole and exclusive benefit of the Company and Stockholder, which may be waived in whole or in part by the Company and/or the Stockholder to the extent permitted by law:

               5.2.1.      Accuracy of Representations and Warranties; Performance of Covenants. As of the Effective Date, First Closing Date, and the Second Closing Date, each of the representations and warranties of Purchaser set forth in this Agreement was true, correct, and complete in all material respects. Purchaser shall have performed and complied with in all material respects all agreements and covenants required by this Agreement to be performed by Purchaser at or prior to the applicable Closing Date.

               5.2.2.      Assignment Agreement; Water Treatment Agreement. Purchaser shall have executed and delivered to the Company, effective as of the First Closing Date, all other agreements set forth herein, including, without limitation, the Assignment Agreement, and Basin shall have executed and delivered to the Company the Water Treatment Unit Purchase Agreement.

     6.      Indemnifications; Remedies.

          6.1.      Survival. All representations, warranties, covenants, and obligations in this Agreement, the schedules and exhibits attached hereto and any other certificate or document delivered pursuant to this Agreement will survive the Closing for a period of three (3) years from the Second Closing Date.

          6.2.      Indemnification.

               6.2.1.      Indemnification by Company and Stockholder. The Company and the Stockholder (the “Indemnifying Parties”) hereby jointly and severally agree to indemnify, hold harmless, and defend Purchaser, and its officers, directors, shareholders, Basin (and Basin’s officers, directors and employees), successors, agents, assigns, Related Persons, and affiliates (collectively, the “Indemnified Parties”) for, and will pay to the Indemnified Parties the amount of, any loss, liability, claim, damage (including incidental and consequential damages), expense (including costs of investigation and defense and reasonable attorney’s fees) or diminution of value, whether or not involving a third-party claim (collectively, “Damages”), arising, directly or indirectly, from or in connection with (a) any Breach of any representation, warranty, covenant, or agreement made by the Company or the Stockholder in this Agreement, the schedules and exhibits attached hereto, and any other certificate or document delivered pursuant to this Agreement, and (b) any Breach or default by the Company, as assignee, under the West Riverside Purchase Agreement following the First Closing Date.

               6.2.2.      Indemnification by Purchaser. Purchaser will indemnify and hold harmless the Company and the Stockholder and pay the amount of any Damages arising, directly or indirectly, from or in connection with any Breach of any representation, warranty, or covenant made by Purchaser in this Agreement or in any certificate delivered by Purchaser pursuant to this Agreement.

               6.2.3.      Non-Exclusivity. Each of the parties hereby acknowledges and agrees that the indemnity obligations set forth above shall not be the exclusive remedy of either party with respect to the Contemplated Transactions.

     7.      General Provisions.

          7.1.      Termination.

               7.1.1.      This Agreement may be terminated at any time prior to First Closing: (a) by mutual written consent of Purchaser and the Company; (b) by Purchaser if there is a material breach of any representation or warranty of the Company or Stockholder contained herein or of any covenant or agreement to be complied with or performed by any of the Company or the Stockholder pursuant to the terms of this Agreement; (c) by the Company if there is a material breach of any representation or warranty set of Purchaser contained herein or of any covenant or agreement to be complied with or performed by Purchaser pursuant to the terms of this Agreement; or (d) by Purchaser if the First Closing shall not have occurred on or before December 31, 2007.

               7.1.2.      In the event of termination of this Agreement: (i) each party will redeliver all documents, work papers, and other material of any other party relating to the Contemplated Transactions, whether so obtained before or after the execution hereof, to the party furnishing the same; and (ii) no party shall have any Liability to any other party to this Agreement, except as stated in this Section 7.1.2 or for any Breach of this Agreement occurring prior to the proper termination of this Agreement. The foregoing provisions shall not limit or restrict the availability of specific performance or other injunctive relief to the extent that specific performance or such other relief would otherwise be available to a party hereunder.

          7.2.      Further Assurances. Each party agrees to do, execute, acknowledge, and deliver all such further acts, assurances, deeds, assignments, transfers, conveyances, and other instruments as may be reasonably requested to carry out the transactions contemplated herein.

          7.3.      Waiver. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any party in exercising any right, power, or privilege under this Agreement or the documents referred to in this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise of such right, power, or privilege or the exercise of any other right, power, or privilege. To the maximum extent permitted by applicable law, (i) no claim or right arising out of this Agreement or the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party, (ii) no waiver that may be given by a party will be applicable except in the specific instance for which it is given, and (iii) no notice to or demand on one party will be deemed to be a waiver of any obligation of such party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

          7.4.      Entire Agreement. All prior agreements, representations, and understandings between the parties are incorporated in this Agreement and constitute the entire contract between the parties. The terms of this Agreement are intended by the parties as a final expression of their agreement with respect to such terms as are included herein and may not be contradicted by evidence of any prior or contemporaneous written or oral representations, agreements or understandings, whether express or implied. The parties further intend that this Agreement constitutes the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial proceeding, if any, involving this Agreement. No amendment or variation of the terms of this Agreement shall be valid unless made in writing and signed by each of the parties.

          7.5.      Schedules and Exhibits. The schedules and exhibits attached hereto are hereby incorporated by reference into this Agreement in their entirety. In the event of any inconsistency between the statements in the body of this Agreement and those in the schedules or the exhibits (other than an exception expressly set forth as such in the schedules and exhibits with respect to a specifically identified representation or warranty), the statements in the body of this Agreement will control.

          7.6.      Assignment, Successors, and No Third-Party Rights. The Company and Stockholder expressly acknowledge and agree that Purchaser may assign any or all of its rights under this Agreement to an affiliate of Purchaser or a third party without the prior written consent of the Company or the Stockholder, provided that such affiliate or third party performs all of Purchaser’s covenants and obligations contained herein. Subject to the foregoing sentence, no party may assign any of its rights or obligations under this Agreement without the prior written consent of the others, which consent will not be unreasonably withheld or delayed. This Agreement will apply to, be binding in all respects upon, and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any person other than the parties to this Agreement any legal or equitable right, remedy, or claim under or with respect to this Agreement or any provision of this Agreement. This Agreement and all of its provisions and conditions are for the sole and exclusive benefit of the parties to this Agreement and their successors and assigns.

          7.7.      Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

          7.8.      Section Headings; Construction. The headings of sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding section or sections of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. Unless otherwise expressly provided, the word “including” does not limit the preceding words or terms.

          7.9.      Attorney’s Fees. The prevailing party in any litigation, arbitration, mediation, bankruptcy, insolvency, or other proceeding relating to the enforcement or interpretation of this Agreement may recover from the unsuccessful party(ies) all costs, expenses, and reasonable attorney’s fees (including expert witness and other consultants’ fees and costs) relating to or arising out of (i) the proceeding (whether or not the proceeding proceeds to judgment) and (ii) any post-judgment or post-award proceeding including, without limitation, one to enforce or collect any judgment or award resulting from the proceeding. All such judgments and awards shall contain a specific provision for the recovery of all such subsequently incurred costs, expenses, and actual attorney’s fees.

          7.10.     Governing Law. This Agreement will be governed by the laws of the State of California without regard to conflicts of laws principles.

          7.11.     Jurisdiction; Service of Process. Any action or proceeding seeking to enforce any provision of, or based on any right arising out of, this Agreement must be brought against any of the parties in the United States District Court for the Central District of California in Los Angeles, California, and each of the parties consents to the jurisdiction of such courts (and of the appropriate appellate courts) in any such action or proceeding and waives any objection to venue laid therein. Process in any action or proceeding referred to in the preceding sentence may be served on any party anywhere in the world.

               7.12.      Counterparts; Facsimile. This Agreement may be executed in one or more counterparts, all of which when fully executed and delivered by all parties hereto and taken together shall constitute a single agreement, binding against each of the parties. To the maximum extent permitted by law or by any applicable governmental authority, any document may be signed and transmitted by facsimile with the same validity as if it were an ink-signed document. Each signatory below represents and warrants by his signature that he is duly authorized (on behalf of the respective entity for which such signatory has acted) to execute and deliver this instrument and any other document related to this transaction, thereby fully binding each such respective entity.

               7.13.      Confidentiality.

                    7.13.1.      Each of the Company and the Stockholder covenants and agrees that such party shall not, directly or indirectly, and shall use its Best Efforts to ensure that any of its directors, officers, shareholders, employees, representative, agents, affiliates, and any other persons acting on such party’s behalf, do not, without the prior written consent of Purchaser, disclose, use, exploit, furnish or make accessible to anyone or any other entity, the existence of this Agreement, the terms and conditions hereof, and the identity of Purchaser. The terms of this Section 7.13 shall survive any termination of the Agreement.

                    7.13.2.      The Company and Stockholder acknowledge and agree that, if in the good faith opinion of Purchaser’s securities or corporate counsel licensed to practice, that, for purposes of United States federal or state securities laws with respect to Purchaser or its securities, it is necessary to disclose this Agreement, Purchaser may, without the consent of the Company or the Stockholder, disclose the terms of this Agreement pursuant to the issuance of a press release or the filing with the Securities Exchange Commission of a Form 8-K under the Securities Exchange Act of 1934, as amended. The Company and the Stockholder further acknowledge and agree that Purchaser shall be entitled to seek investors, joint venture partners, or purchasers or assignees of Purchaser’s rights hereunder (each, a “Prospective Partner”), and as such, Purchaser shall be entitled to divulge to such Prospective Partners, the terms of this Agreement and the transactions contemplated herein, as well as the results of Purchaser’s Due Diligence; provided however, that each of such Prospective Partners shall be advised of the confidential nature of this Agreement.

                    7.13.3.      The Company and Stockholder further acknowledges that they have or will acquire knowledge of certain Confidential Information (defined below) pertaining to Purchaser, the West Riverside Purchase Agreement, the West Riverside Sellers, and the West Riverside Property, and that such Confidential Information is confidential and proprietary to, and constitutes valuable trade secrets of, Purchaser and/or the West Riverside Sellers. The Company and the Stockholder acknowledge that the unauthorized use or disclosure of Confidential Information is likely to be highly prejudicial to the interests of Purchaser. The Company and Stockholder further acknowledge that Purchaser would be irreparably damaged if any of the Confidential Information was disclosed to, or used or exploited on behalf of, any Person other than Purchaser or any of its affiliates. Accordingly, the Company and Stockholder covenant and agree that they shall not, directly or indirectly, and shall use its Best Efforts to ensure that any agents, representatives, affiliates, and any other persons acting on its behalf (such parties and such parties’ agents, representatives, affiliates and other persons being collectively referred to as the “Restricted Persons”) do not, without the prior written consent of Purchaser, disclose, use, exploit, furnish, or make accessible to anyone or any other entity, any such Confidential Information at any time for so long as such information shall remain secret or confidential or otherwise remain wholly or partially protectable.

                    7.13.4.      For purposes of this Agreement, the term “Confidential Information” shall mean: (i) information or material relating to Purchaser or Basin, the West Riverside Purchase Agreement, and/or the West Riverside Property that is not generally available to or used by others and that could have commercial value or other utility Purchaser, Basin and their affiliates, including but not limited to: know-how, data, data files, computer software, marketing plans, business plans, technical information, marketing information, trade secrets, statistical data, payroll and financial information, names of any clients, lead lists, names of vendors and suppliers, names of any former or current employees used in the operation of the business, production costs, and other proprietary information relating thereto, together with all analyses, compilations, studies, or other documents, records, or data prepared by Purchaser, Basin or West Riverside Sellers, as the case may be, or their respective representatives or affiliates, which contain or otherwise reflect or are generated from such information; and (ii) this Agreement, and all schedules and exhibits hereto, the terms and conditions of the foregoing, the terms and conditions of any terms sheets related to the foregoing, and all communication between the parties or their representatives, whether oral, written, or through any other medium, related to the foregoing.

               7.14.      Standstill. From the date of this Agreement until the Second Closing Date, none of the Company or the Stockholder will, directly or indirectly, nor will such party authorize or direct any of its agents, representatives, affiliates, and any other persons acting on such party’s behalf to: (i) acquire, agree to acquire, make any proposal to acquire, cause to be acquired, or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder) to do any of the foregoing, Beneficial Ownership (defined below) of securities (including convertible debt instruments and preferred stock or any shares of capital stock issuable upon the conversion or exercise thereof) of Basin (“Basin Shares”); (ii) sell, transfer, assign, offer, pledge, contract to sell, transfer, or assign, sell any option, or contract to purchase, purchase any option or contract to sell, transfer, or assign, grant any option, right, or warrant to purchase, or otherwise transfer, assign, or dispose of, directly or indirectly, any Beneficial Ownership of Basin Shares now held by such party; (iii) publicly announce or disclose any intention, plan, or arrangement inconsistent with the foregoing; or (iv) take any actions which would be inconsistent with the purpose and intent of this Section 7.14. For purposes of this Agreement, “Beneficial Ownership” shall have the meaning set forth in Rule 13d-3 under the Exchange Act. The Company further agrees and acknowledges that, other than as set forth in this Agreement, that it does not own, and will not acquire at any time in the future, any of the equity securities of IHWCC, WRCC, 350IWC, or any other interest in, any of the West Riverside Sellers.

               7.15.      Notices. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when: (i) delivered by hand (with written confirmation of receipt), (ii) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (iii) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties). All notices required to be given hereunder shall be effective as of the date of delivery. If the date of any notice required to be given hereunder or action required to be taken hereunder falls on a weekend or holiday, such notice or action may be delivered or taken at any time through the next occurring business day.

If to the Company:	EMPIRE WATER CORPORATION
____________________________________
____________________________________
Attn: _______________________________
Telephone: __________________________
Facsimile: ___________________________

With a required copy to:	The Law Office of Conrad C. Lysiak
601 West First Avenue, Suite 903
Spokane, Washington 99201
Attn: Conrad Lysiak
Telephone: 509-624-1475
Facsimile: 509-747-1770

If to Purchaser:	Basin Water Resources, Inc.
8731 Prestige Court
Rancho Cucamonga, CA 91730
Attention: Peter Jensen
Telephone: (909) 481-6800
Facsimile: (909) 481-6801

With a required copy to:	Weston Benshoof Rochefort
Rubalcava MacCuish LLP
333 South Hope Street, Sixteenth Floor
Los Angeles, California 90071
Telephone: (213) 576-1000
Facsimile: (213) 576-1100
Attn: Thomas Wingard, Esq.

[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the undersigned have executed this Stock Purchase Agreement as of the date first set forth above.

PURCHASER:	BASIN WATER RESOURCES, INC.
a Delaware corporation

By: PETER JENSEN
Name: Peter Jensen
Its: CEO

COMPANY:	EMPIRE WATER CORPORATION
a Nevada corporation

By: ALFRED NUTT
Name: Alfred Nutt
Its:

NUTT:
By: ALFRED NUTT
Alfred Nutt, an individual

Schedule A

Capitalization Table

Schedule B

Release and Forfeiture Agreements

Schedule C

Financial Statements

Schedule D

Legal Opinion